Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered effective as of the 24th day of February 2017, by and between Fiesta Restaurant Group, Inc., a Delaware Corporation (the “Company”) and Richard Stockinger (the “Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and President and Executive desires to accept such employment on the terms provided below;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1
EMPLOYMENT, TERM

1.1Employment. The Company hereby employs Executive and Executive accepts employment as Chief Executive Officer and President of the Company reporting solely and directly to the Company’s Board of Directors (the “Board”). In his capacity as Chief Executive Officer and President of the Company, Executive shall have such authority and duties as are customarily assigned to the chief executive officer and president of comparable companies and as required by the certificate of incorporation and by-laws of the Company and as may be assigned to Executive from time to time by the Board consistent with his position. Executive shall devote his full business time and attention to the business and affairs of the Company. Executive shall perform his duties from the Company's principal offices located in Dallas, Texas and Executive shall be available to travel as the needs of the business require.

1.2Term.    The term of this Agreement shall commence on February 28, 2017 (the "Commencement Date") and shall continue until the date of Executive's termination of employment with the Company.

1.3Compensation and Benefits. During the term of this Agreement, the Executive shall be entitled to the compensation and benefits described in Exhibit A attached hereto.

ARTICLE 2
TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

2.1Termination by the Company for Cause or Termination by the Executive without Good Reason, Death, or Disability. If the Executive’s employment is terminated by the Company for Cause, or if his employment with the Company ends due to death, "permanent and total disability" (within the meaning of Section 22(e)(3) of Internal Revenue Code of 1986, as amended the “Code”), or voluntary termination of employment by the Executive without Good Reason then the Executive shall only be entitled to: (i) any earned but unpaid compensation through the date of termination; (ii) solely with respect to Executive's termination for death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code), any earned but unpaid bonus for any completed year prior to the date of termination; (iii) any other amounts or benefits owing to Executive under the terms of any employee benefit plan of the Company or, in the case of equity-based compensation awards, under the terms of the equity award plan or applicable award agreement; and (iv) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the certificate of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, and (v) any claims for benefits that Executive may have under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy (the "Accrued Benefits"). For purposes of this Agreement, Accrued Benefits shall include any unused vacation time which has accrued during the year of termination of employment in which the Executive's employment is terminated, but shall not include any accrued vacation from prior years.

2.2Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause and for reasons other than death or "permanent and total disability" (within the meaning Section 22(e)(3) of the Code) or is voluntarily terminated by the Executive for Good Reason, then the Executive shall be entitled to the Severance Benefits as described in Section 2.4 herein as well as his Accrued Benefits (except as otherwise may be provided in connection with a Change of Control pursuant to Section 2.3).

2.3Termination Upon a Change of Control. If within one year after the occurrence of a Change of Control the Executive’s employment with the Company is terminated by the Company without Cause and for reasons other than death or "permanent and total disability" (within the meaning Section 22(e)(3) of the Code) or is voluntarily terminated by the Executive for Good Reason, then the Executive shall be entitled to the Change of Control Severance Benefits as described in Section 2.5 herein as well as his Accrued Benefits.

2.4Severance Benefits. In the event that the Executive becomes entitled to receive severance benefits, as provided in Section 2.2 herein, the Company shall pay and provide the Executive with the following “Severance Benefits”:

(1)
Within 35 days after the date of termination of Executive's employment with the Company and for a period of twelve (12) months after such date, an amount equal to one-twelfth (1/12th) of 1.5 times the Executive's then current base salary, less any taxes and withholding as may be necessary pursuant to law, to be paid in accordance with the Company's normal payroll practices, but in no event less frequently than monthly.

(2)
Any earned but unpaid bonus for any completed year prior to the date of termination, and a pro rata portion of any annual bonus that Executive would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment. Each such bonus shall be paid at the same time it would have been paid had the Executive's employment not been terminated.

(3)
To the extent Executive and his dependents elect coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the COBRA premium payments of Executive and his dependents for a period of up to twelve months (12) months after the date of Executive's termination of employment with the Company.

(4)
Executive outplacement services in an amount not to exceed $25,000, to be incurred no later than the end of the second year following the year of termination, and any such reimbursements shall be made no later than the end of the third year following the year of termination.

As a condition to receiving payments contemplated by this Article 2.4, within 30 days after the effective date of such termination Executive shall execute and deliver, and not have revoked, a separation agreement and general release in the form attached hereto as Exhibit B. The Severance Benefits shall terminate immediately upon (i) any violation by Executive of Section 3.1 or Section 3.2 of this Agreement or (ii) any violation by Executive in any material respect of Section 3.3 or Section 3.4 of this Agreement, in each case following receipt of written notice of such violation and a reasonable opportunity to cure (to the extent its capable of being cured), but in no event shall such opportunity to cure exceed ten (10) days following receipt of such written notice. Notwithstanding anything herein to the contrary, in the event such 30-day period falls into two (2) calendar years, the payments contemplated in this Article 2.4 shall not commence until the second calendar year and within the above-referenced 30-day period.

2.5Change of Control Severance Benefits. In the event that the Executive becomes entitled to receive severance benefits, as provided in Section 2.3 herein, then in lieu of the severance benefits described in Section 2.4, the Company shall pay and provide the Executive with the following “Change of Control Severance Benefits”:

(1)
Within 35 days after the date of termination of Executive's employment with the Company, an amount equal 2.0 times the Executive's then current base salary, less any taxes and withholding as may be necessary pursuant to law, payable in a lump sum.

(2)
Any earned but unpaid bonus for any completed year prior to the date of termination, and a pro rata portion of any annual bonus that Executive would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment. Each such bonus shall be paid in a lump sum at the same time it would have been paid had the Executive's employment not been terminated.

(3)
The vesting provisions on all of the Executive's outstanding unvested time-based restricted stock awards shall be accelerated and such shares of restricted stock will become fully vested and free of all restrictions.

(4)
To the extent Executive and his dependents elect coverage under the Company’s health insurance plan pursuant to COBRA, the Company shall pay the COBRA premium payments of Executive and his dependents for a period of up to twelve months (12) months after the date of Executive's termination of employment with the Company.

(5)
Executive outplacement services in an amount not to exceed $25,000, to be incurred no later than the end of the second year following the year of termination, and any such reimbursements shall be made no later than the end of the third year following the year of termination.

(6)	With regard to all of the Executive's outstanding performance-based restricted stock unit awards, if the performance-based restricted stock unit awards:

(i) are not continued by the Compensation Committee of the Board (the "Committee"), or not assumed or replaced in an equitable manner to the holder by the successor entity or company after a Change of Control, then a portion of such performance-based restricted stock unit award that would have vested as of the scheduled vesting date if the Company were to have achieved the target performance level for the performance period shall immediately vest, and

(ii) are continued by the Committee, or are assumed or replaced in an equitable manner to the holder by the successor entity or company after a Change of Control and if Executive’s employment is terminated within one year after the date of the occurrence of a Change of Control by the Company without Cause and for reasons other than death or "permanent disability" (within the meaning of Section 22(e)(3) of the Code) or voluntarily, by the Executive for Good Reason, a portion of such performance-based restricted stock unit award that would have vested as of the scheduled vesting date if the Company were to have achieved the target performance level for the performance period shall immediately vest.

As a condition to receiving payments contemplated by this Article 2.5, within 30 days after the effective date of such termination Executive shall execute and deliver, and not have revoked, a separation agreement and general release in the form attached hereto as Exhibit B. The Change of Control Severance Benefits shall terminate immediately upon (i) any violation by Executive of Section 3.1 or Section 3.2 of this Agreement or (ii) any violation by Executive in any material respect of Section 3.3 or Section 3.4 of this Agreement, in each case following receipt of written notice of such violation and a reasonable opportunity to cure (to the extent its capable of being cured), but in no event shall such opportunity to cure exceed ten (10) days following receipt of such written notice. Notwithstanding anything herein to the contrary, in the event such 30-day period falls into two (2) calendar years, the payments contemplated in this Article 2.5 shall not commence until the second calendar year and within the above-referenced 30-day period.

2.6Good Reason. For purposes of this Agreement, "Good Reason” shall mean any of the following conditions arising without the consent of Executive, provided that Executive has first given written notice to the Company of the existence of the condition within 90 days of its first occurrence, and the Company has failed to remedy the condition within 30 days thereafter:

(1)    a diminution in the Executive’s base salary or bonus opportunities;

(2)	a material diminution in the Executive’s authority, duties, or responsibilities;

(3)	relocation of Executive’s principal office more than 50 miles from its current location;

(4)	a requirement that Executive report to anyone other than the Board; or
(5)     any other action or inaction that constitutes a material breach by the
Company of any terms or conditions of any agreement between the
    Company and the participant, which breach has not been caused by
    Executive.

    However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within 90 days following Executive’s becoming aware of the occurrence thereof, (y) the Company does not reverse or cure the event or condition within 30 days of receiving that written objection, and (z) the Executive resigns his employment within 30 days following the expiration of that cure period.

2.7Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (i) the Executive's conviction of, or plea of nolo contendere, to a felony, (ii) the Executive's continued substance abuse or insobriety, (iii) failure to substantially perform Executive's essential job functions (other than on account of medical condition or approved absence); (iv) failure of Executive to adhere to lawful directives of the Board, (v) Executive's willful and material misconduct or gross negligence, (vi) a material violation of any Company policy, or (v) any material breach of this Agreement. The Board must provide 30 days written notice of its intent to terminate the Executive's employment for Cause and afford Executive a reasonable opportunity to appear before the Board (with his counsel) to discuss the circumstances of such termination. Prior to being terminated for Cause, the Executive shall have 30 days following the receipt of such written notice to cure any curable event that would otherwise constitute Cause.

2.8Change of Control. For purposes of this Agreement, "Change of Control" shall occur or be deemed to have occurred only if any of the following events occur:

    (A)    The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(1)    An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company; or

(2)    An acquisition of voting securities by the Company or a corporation owned, directly or indirectly by all of the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection: an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

    (B)    Individuals who, as of or immediately following the Commencement Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors on the Board of Directors) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board; or

    (C)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by the remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(2)    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (2) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

    (D)    A sale or disposition of all or substantially all of the Company’s assets; or

(E)    The Company’s stockholders approve a liquidation or dissolution of the Company.

However, to the extent necessary for the Executive to avoid adverse tax consequences under Section 409A of the Code, and its implementing regulations and guidance (“Section 409A”), a Change of Control shall not be deemed to occur unless it constitutes a “change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Treas. Reg. Section 1.409A-3(i)(5), as revised from time to time.

ARTICLE 3
RESTRICTIVE COVENANTS

3.1Covenant not to Compete. Executive agrees that, during Executive’s employment with the Company and for a period of eighteen (18) months following his termination of employment with the Company, and subject to the Company’s complying with its obligations to pay any applicable severance benefits, Executive shall not be employed by or associated with as employee, consultant, director, or in any other equivalent capacity, any company operating Tex−Mex or Mexican−themed quick-service, quick-casual, fast-casual or casual dining restaurants, or any company operating Caribbean or Hispanic−themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item.

3.2Covenant not to Solicit. Executive agrees that, for a period of two (2) years following his termination of employment with the Company, Executive will not directly or indirectly solicit for employment or employ any person, who is or was employed by the Company within (6) six months prior to his termination date, in any business in which the Executive has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. Further, Executive will not assist any other person or entity, in hiring or soliciting such employees, even if Executive does not have a material interest or is an officer, partner, shareholder or owner. This restriction shall not apply to general solicitation of non-executive employees that are not directed to specific employees and are made in the ordinary course of business.

3.3Confidentiality and Nondisclosure. The Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive's duties for the Company, (ii) as authorized in writing by the Company, (iii) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made, or (iv) in order to enforce and defend Executive’s rights under this Agreement. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company's products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company's customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after Executive's employment terminates for any reason for so long as the information is not generally known to the public. Pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company hereby expressly acknowledge their understanding that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding anything in this Agreement to the contrary, Executive shall not have breached his obligations hereunder due to Executive’s use of Residuals (as defined below). The term “Residuals” means Confidential Information that is in nontangible or abstract form (i.e., not digital, written or other documentary form, including tape or disk), which is retained in Executive’s memory, and where the source of such Confidential Information has become remote (e.g., as a result of the passage of time or Executive’s subsequent exposure to information of a similar nature from another source without any breach of any confidentiality obligation hereunder) such that Executive in good faith can no longer specifically identify such Confidential Information’s source and that Executive in good faith believes is not Confidential Information.

3.4Non-Disparagement. The Executive will not at any time during his employment with the Company, or after the termination of his employment with the Company, directly or indirectly disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Company, or any of the Company's officers, directors, employees or agents, or the Company's products, services, business plans or methods. During the Term of this Agreement and thereafter, the Company will not, directly or indirectly disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, Executive. Notwithstanding the foregoing, nothing in this Section 3.4 shall prevent either party from providing truthful testimony in connection with any legal proceeding or from taking any action to enforce or defend their rights under this Agreement.

3.5Restrictions Reasonable. Executive acknowledges that the restrictions under this Article III are substantial, and may effectively prohibit him from working for a period of two years in the field of his experience and expertise. Executive further acknowledges that he has been given access and shall continue to be given access to all of the Confidential Matters and trade secrets described above during the course of his employment, and therefore, the restrictions are reasonable and necessary to protect the competitive business interests and goodwill of the Company and do not cause Executive undue hardship.

3.6Survival of Restrictive Covenants. Executive’s obligations under this Agreement shall survive Executive's termination of employment with the Company and the termination of this Agreement.

3.7Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

ARTICLE 4
MISCELLANEOUS

4.1Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.2Subsidiaries. Where appropriate in this Agreement, including all of Article 2, the term "Company" shall also include any direct or indirect subsidiaries of the Company.

4.3Compliance with Code Section 409A.

(1)
General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(2)
Distributions on Account of Separation from Service. If and to the extent required to comply with any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

(3)
Six Month Delay for Specified Employees. In the event that the Executive is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation subject to the six-month delay requirement described in Section 409A(2)(b), then no such payment or benefit shall be made before six months after the Executive’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(4)
Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(5)
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i)

any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

4.4Compliance with Code Section 280G. If any payment or distribution to or for the benefit of Executive, whether pursuant to this Agreement or any other agreement between Executive and the Company or any of its subsidiaries or affiliates (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax if this would result in Executive receiving greater Total Payments on an after-tax basis (including any Excise Tax). All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) shall be made by a nationally recognized accounting firm selected by the Company.

4.5Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article III be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

4.6Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

4.7Dispute Resolution & Applicable Law. All disputes regarding this agreement shall be resolved by arbitration to be administered by the JAMS. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Texas, without giving effect to any choice of law principles.

4.8Legal Fees and Expenses. The prevailing party in any arbitration to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

4.9Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company's successors and/or assigns.

4.10Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.11Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:
14800 Landmark Blvd.
Suite 500
Dallas, Texas 75254
Attn: General Counsel

with a copy sent to the attention of the Chairman of the Board at the same address

If to the Executive:
Richard Stockinger

at the address on file with the Company, with a copy sent to

Kenneth Lefkowitz, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

4.12Clawback. In the event that FRGI is required to prepare an accounting restatement, FRGI shall be entitled to recover from Executive all awards of bonus payments, restricted stock and performance-based restricted stock units that would not have otherwise been made or paid to Executive under the restated financial statements.

4.13Indemnification. If Executive is made a party to, or threatened to be made a party to, or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company, or while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, the Company shall indemnify and hold Executive harmless (including the advancement of expenses) to the fullest extent permitted or authorized by the Company’s Certificate of Incorporation or By-Laws or, if greater, by the laws of the State of Delaware, against all costs, expenses, liabilities and losses Executive incurs in connection therewith. Such indemnification shall continue even if Executive has ceased to be a director or officer of the Company or, while a director or officer of the Company and if requested by the Company, a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses Executive incurs in connection with any Proceeding in accordance with the Company's Certificate of Incorporation and By-Laws as in effect on the date of this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIESTA RESTAURANT GROUP, INC.

By:	/S/ JOSEPH ZIRKMAN
Name: Joseph Zirkman
Title: Senior Vice President, General
Counsel and Secretary

EXECUTIVE
/S/ RICHARD STOCKINGER
Richard Stockinger

EXHIBIT A
EXECUTIVE’S COMPENSATION AND BENEFITS

1.
Base Salary: $550,000 per year (subject to annual review and possible increase, but not decrease, from time to time by the Compensation Committee of the Board (the “Committee”) in its sole discretion), payable in accordance with the Company's customary payroll practices, but in no event less frequently than monthly.

2.
Short Term Cash Incentive: Annual target bonus opportunity equal to 100% of Base Salary. For the Company’s 2017 fiscal year, the Committee will retain right to exercise discretion to adjust the calculated payout based on transition success, strategy development and overall performance in the Company's 2017 fiscal year. For the Company's 2018 fiscal year and thereafter, performance metrics and criteria will be established by the Committee in its sole discretion in consultation with Executive at the beginning of each fiscal year. The annual bonus for each fiscal year will be payable in cash no later than March 15 of the following year.

3.
Long Term Incentive: Sign-on grant of restricted stock of the Company pursuant to the Company's 2012 Stock Incentive Plan with a value of $3,000,000 using the closing price of the common stock of the Company on March 6, 2017. Grant will be 50% time-based restricted stock of the Company and 50% performance-based restricted stock units of the Company. Time-based restricted stock will vest 25% on each anniversary date over four years. Performance-based restricted stock unit award will vest 25% on each anniversary date over four years if the performance conditions and metrics are achieved. Performance conditions and metrics will be determined by the Committee during the 2nd quarter of 2017. The templates for which the forms of award agreements will be based on for the sign-on grants are attached hereto as Exhibit C. Commencing with the Company’s 2021 fiscal year (or such earlier time as may be determined by the Committee in its sole discretion), Executive will be entitled to receive additional annual long term incentive awards as determined by the Committee.

4.	Vacation Time: Up to 4 weeks per year.

5.
Health & Welfare Benefits: Executive will be eligible to participate in all health and welfare benefits provided to other employees of the Company (other than any severance plans), on terms no less favorable than those provided to other members of senior management.

6.
Retirement Benefits: Executive eligible to participate in all retirement, savings and insurance benefits provided to other employees of the Company, on terms no less favorable than those provided to other members of senior management.

7.	Other Benefits: Executive will be entitled to reimbursement of all reasonable business expenses in accordance with the terms of the Company’s reimbursement policies.

EXHIBIT B
FORM OF RELEASE
GENERAL RELEASE OF CLAIMS

1.    [_____________] (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits or the Change of Control Severance Benefits, as applicable, as each is defined under the Executive Employment Agreement made and entered effective as of February [__], 2017, by and between Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”) and Executive, to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment Agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the certificate of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities or options to acquire equity securities of the Company (clauses (i) through (v), the "Reserved Claims").
2.    Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation or (iii) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.
3.    Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.
4.    Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of Texas, without giving effect to any choice of law principles.
5.    Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.    This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

[Name]

EXHIBIT C
FORM OF AWARD AGREEMENTS